EXHIBIT 10.17
STARBUCKS CORPORATION
GLOBAL STOCK OPTION GRANT AGREEMENT
FOR PURCHASE OF STOCK UNDER THE
KEY EMPLOYEE SUB-PLAN TO THE
2005 LONG-TERM EQUITY INCENTIVE PLAN

FOR VALUABLE CONSIDERATION, STARBUCKS CORPORATION (the “Company”) does hereby grant to the individual named below (the “Optionee”), the number of options to purchase a share of the Company’s Common Stock (the “Options”) set forth below for the exercise price per share (the “Exercise Price”) set forth below. Such Options shall vest and terminate according to the vesting schedule and term information described below in this Global Stock Option Grant Agreement and according to any special terms and conditions applicable to the Optionee’s country contained in any appendix hereto (the “Appendix”). All terms of this Global Stock Option Grant Agreement, including the Appendix, shall be subject to the terms and conditions of the Key Employee Sub-Plan to the 2005 Long-Term Equity Incentive Plan (the “Key Employee Sub-Plan”) and the 2005 Long-Term Equity Incentive Plan (the “Plan”). Capitalized terms not explicitly defined in this Global Stock Option Grant Agreement but defined in the Plan shall have the same definition as in the Plan.

Optionee:
Number of Options:
Type of Option Grant:	Non-Qualified Stock Option
Exercise Price:
Date of Grant:
Term of Option:	10 years from Date of Grant
Vesting Schedule:

ACKNOWLEDGMENT AND CONSENT

1.Change of Control. Upon a Change of Control, the vesting of the Options shall accelerate and the Options shall become fully vested and exercisable to the extent and under the terms and conditions set forth in the Plan; provided, that for purposes of this Section, "Resignation (or Resign) for Good Reason" shall have the following meaning:

“Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of the Optionee after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner materially inconsistent with the Partner’s role at the Company (including its Subsidiaries and affiliates) prior to the Change of Control, (3) a material reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than 50 miles from the Partner’s primary work location prior to the Change of Control. Notwithstanding the foregoing, an Optionee shall not be deemed to have Resigned for Good Reason unless the Optionee, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good

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Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Optionee's actual termination), then any Resignation for Good Reason by the Optionee on account of such condition will not be a Resignation for Good Reason.

2.Responsibility for Taxes. Regardless of any action the Company or, if different, the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Optionee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, he or she acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to exercise of the Options or any other relevant taxable or tax withholding event, as applicable, the Optionee must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, in their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or

(b)
withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Options, either through a voluntary sale or through a mandatory sale arranged by the Company (on the the Optionee’s behalf pursuant to this authorization without further consent), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or

(c)
withholding in whole shares of Common Stock to be issued at exercise of the Options the fair market value of which (determined by reference to the closing price of the Common Stock on the principal exchange on which the Common Stock trades on the date the withholding obligation arises, or if such date is not a trading date, on the next preceding trading date) is equal to the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Options.

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Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Optionee is deemed to have been issued the full number of shares of Common Stock subject to the exercised Options, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan. In the event the Tax-Related Items withholding obligation would result in a fractional number of shares of Common Stock to be withheld by the Company, such number of shares to be withheld shall be rounded up to the next nearest number of whole shares of Common Stock. If, due to rounding of shares of Common Stock, the value of the number of shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Optionee.

Finally, the Optionee is required to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Common Stock or the proceeds of the sale of shares of Common Stock if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items. The Optionee shall have no further rights with respect to any shares of Common Stock that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional shares of Common Stock.

3.Nature of Grant. In accepting the grant of the Options, the Optionee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(b)
the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)
the Optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship with the Company, the Employer or any other Subsidiary or affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any other Subsidiary or affiliate of the Company, as applicable, to terminate his or her employment or service relationship, if any;

(e)	the Optionee is voluntarily participating in the Plan;

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(f)	the Options and the shares of Common Stock subject to the Options are not intended to replace any pension rights or compensation;

(g)
the Options and the shares of Common Stock subject to the Options, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)	the future value of the underlying shares of Common Stock underlying the Options is unknown, indeterminable, and cannot be predicted with certainty;

(i)	if the underlying shares of Common Stock do not increase in value, the Options will have no value;

(j)	if the Optionee exercises the Option and acquires shares of Common Stock, the value of such shares of Common Stock may increase or decrease in value even below the Exercise Price;

(k)	after termination of the Optionee’ Active Status, the Optionee is no longer eligible to receive any new options under the Plan;

(l)
no claim or entitlement to compensation or damages shall arise from termination of the Options resulting from termination of the Optionee’s Active Status (for any reason whatsoever, whether or not in breach of local labor laws or the terms of the Optionee’s employment or service contract, if any, and whether or not later to be found invalid) and, in consideration for the grant of the Options to which the Optionee otherwise is not entitled, the Optionee irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or affiliate of the Company, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any other Subsidiary or affiliate of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim, and the Optionee agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(m)
in the event of termination of the Optionee’s employment (for any reason whatsoever, whether or not in breach of local labor laws or the terms of the Optionee’s employment or service contract, if any, and whether or not later found to be invalid), his or her right to receive the Options and vest in the Options under the Plan, if any, will terminate effective as of the date of the voluntary or involuntary termination of the Optionee’s Active Status; furthermore, in the event of termination of employment (for any reason whatsoever, whether or not in breach of local labor laws or the terms of the Optionee’s employment or service contract, if any, and whether or not later found to be invalid), the Optionee’s right to exercise the Options after termination of employment, if any, will be measured by the date of the voluntary or involuntary termination of his or her Active Status; the Committee shall have the exclusive discretion to determine when the Optionee’s Active Status for purposes of the Option

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grant is terminated (including whether the Optionee may still be considered to be providing services while on a leave of absence);

(n)
unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Global Stock Option Grant Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Company; and

(o)	the following provisions apply only if the Optionee is providing services outside the United States:

(1)the Option and the shares of Common Stock subject to the Option, and the value and income of same, are not part of normal or expected compensation or salary for any purpose; and

(2)neither the Company, the Employer nor any other Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to the Optionee pursuant to the exercise of the Options or the subsequent sale of any shares of Common Stock acquired upon exercise.

4.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying shares of Common Stock. The Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

5.Data Privacy. In accepting the grant of the Options, the Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Global Stock Option Grant Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company, and its other Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.

The Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Data will be transferred to Fidelity, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States or elsewhere, and the recipients’ country (e.g., the

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United States) may have different data privacy laws and protections than the Optionee’s country. If the Optionee resides outside the United States, the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local partner or human resources representative. In accepting the grant of the Options, the Optionee authorizes the Company, Fidelity, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares of Common Stock received upon exercise of the Options. The Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. If the Optionee resides outside the United States, the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant Options or other equity awards to the the Optionee or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee may contact his or her local partner or human resources representative.

6.Undertakings.  The Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Optionee or the Option pursuant to the provisions of this Global Stock Option Agreement.

7.Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Options granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances.

8.Governing Law. The Options and the provisions of this Global Stock Option Grant Agreement are governed by, and subject to, the laws of the State of Washington, as provided in the Plan, without regard for its conflict of laws provisions. For purposes of litigating any dispute that arises under this grant or this Global Stock Option Grant Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Washington, agree that such litigation shall be conducted in the courts of King County, or the federal courts of the United States for the 9th Circuit, and no other courts, where this grant is made and/or to be performed.

9.Compliance with Law. Notwithstanding any other provision of the Plan or this Global Stock Option Grant Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company

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shall not be required to deliver any shares issuable upon exercise of the Options prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, the Optionee agrees that the Company shall have unilateral authority to amend the Plan and this Global Stock Option Grant Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

10.Language. If the Optionee has received this Global Stock Option Grant Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. In accepting the grant of the Options, the Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.Severability. The provisions of this Global Stock Option Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13.Appendix. Notwithstanding any provisions in this Global Stock Option Grant Agreement, the Options shall be subject to any special terms and conditions set forth in the Appendix for the Optionee’s country. Moreover, if the Optionee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Global Stock Option Grant Agreement.

14.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Options and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings (as provided in Section 6 above) that may necessary to accomplish the foregoing.

15.Waiver. If the Optionee breaches or otherwise does not comply with any provision of this Global Stock Option Grant Agreement, but the Company does not act upon this breach or non-compliance and continues to comply with its obligations under this Global Stock Option Grant Agreement, this shall not mean that the Company waives any other provision of this Global Stock Option Grant Agreement or will otherwise permit any further breach of or non-compliance with any provision of this Global Stock Option Grant Agreement.
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EXECUTED as of the Date of Option Grant.

    STARBUCKS CORPORATION

By ________________________________
Its ________________________________
OPTIONEE

Signature ___________________________

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